Exhibit10.11

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and among ALAN G. HARRIS, M.D., Ph.D. (“Harris”), with an address at 190 East 72nd Street, Apt. 26B, New York, NY 10021 and MANHATTAN PHARMACEUTICALS, INC. (the “Employer”), with its principal executive offices located at 810 Seventh Avenue, 4th floor, New York, New York 10019, and together with its parents, divisions, affiliates, and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively referred to herein as the “Company”).

1. Separation of Employment. Harris acknowledges and agrees that Harris’ last day employment with Employer shall be December 31, 2007 (the “Separation Date”), and that Harris has received all compensation and benefits to which Harris is entitled as a result of Harris’ employment with Employer, except as otherwise provided in this Agreement. Harris understands that, except as otherwise provided in this Agreement, Harris is entitled to nothing further from Company, including reinstatement by Employer.

2. Harris Release of Company. In consideration of the release set forth in Section 4 and the payments, compensation, and other benefits set forth below in Section 5, Harris hereby releases, waives, discharges and gives up any and all Claims (as defined below) that Harris may have against Company, arising on or prior to Harris’ execution and delivery of this Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, incentive compensation, unvested stock options, restricted stock awards, vacation pay, sick pay, expense reimbursement, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, his Employment Agreement dated January 26, 2006, hereafter the “Employment Agreement”), contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New York, Delaware, or any other state and the United States, including, but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, OSHA, the Sarbanes-Oxley Act of 2002, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, the New York State Human Rights Laws, and the New York City Human Rights Laws, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Harris is not aware and those not mentioned in this Agreement. Harris specifically releases any and all Claims arising out of his employment with Employer, and/or the separation thereof or therefrom. Harris expressly forfeits and waives his right to any stock options that have not vested as of the Separation Date, except as otherwise provided in this Agreement on the attached Schedule A. Nothing in this Agreement shall preclude Harris from: (A) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, but Harris hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; (B) exercising Harris’ rights, if any, under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA; or (C) exercising Harris’ rights under this Agreement.

3. Representations; Covenants. Harris hereby represents and warrants to Company that: (A) Harris has not filed, caused or permitted to be filed any pending proceeding (nor has Harris lodged a complaint with any governmental or quasi-governmental authority) against Company, nor has Harris agreed to do any of the foregoing; (B) Harris has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Company that has been released in this Agreement; (C) Harris has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against Company, and (D) Harris is unaware of any potential Claims that any third party may have against Company which Harris has not previously disclosed to Company. In addition, Harris shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Claim against Company based upon or relating to any Claim released by Harris in this Agreement.

4. Employer Release of Harris; Indemnification.

(a) As good consideration to Harris, Employer hereby forever releases, waives and discharges Harris from any and all actions, claims or demands in general, special or punitive damages, attorneys’ fees and costs, expenses or other compensation which in any way relate to or arise out of Harris’ employment with Employer or separation therefrom or the circumstances related thereto or by reason of any other matter, cause or thing whatsoever from the date of Harris’s employment through the date of this Agreement which Employer may now have under federal, state or local law, regulation, or ordinance. Notwithstanding the foregoing, nothing herein shall be deemed to release Harris from any of Harris’s acts or omissions involving or arising from fraud or criminal conduct by Harris while employed by Employer, provided that, as of the date of this Agreement, Employer’s Chief Executive Officer or Chief Financial Officer is not aware of such conduct. As of the Separation Date, Employer represents that it is unaware of any non-compliance by Harris with respect to his Employment Agreement or this Agreement.

(b) Employer acknowledges and agrees that Harris shall be entitled to the maximum coverage permissible under its directors & officers insurance and any other insurance policy available to Employer or which may be applicable to Harris. To the extent permitted by applicable law and its certificate of incorporation and by-laws, Employer also agrees to indemnify and hold Harris harmless for all actions or omissions he engaged in the course of his employment with Employer to the extent such actions or omissions were in good faith and not outside the scope of his employment or duty to Employer.

5. Consideration. As additional consideration to Harris for his execution, delivery and non-revocation of this Agreement:

(A) Employer shall provide Harris with continuation of his base salary through February 29, 2008, in accordance with Employer’s regular payroll practices, commencing on the eighth day after the next regularly scheduled paydate following Harris’ execution and delivery of this Agreement to Employer;

(B) Employer shall accelerate Harris’ vesting of certain stock options and extend the exercise period for such options to be exercised under Employer’s 2003 Stock Option Plan, as set forth on the attached Schedule A; and

(C) employer shall waive its right to enforce the covenant against competition provision contained in Section 6(a) of the Employment Agreement.

Harris acknowledges, understands, and agrees that Harris is not otherwise entitled to receive the payments and benefits set forth above in this Section 5, and further acknowledges, understands, and agrees that nothing in this Agreement shall be deemed to be an admission of liability on the part of Company. Harris agrees that Harris will not seek any further payments, benefits, or other consideration or relief from Company.

6. Expense Reimbursement. Harris shall be entitled to reimbursement by Employer of reasonable expenses incurred during his employment with Employer provided such expenses are submitted within a reasonable amount of time following the Separation Date and consistent with Employer’s customary policies and practices with respect to such expense reimbursement.

7. Cooperation. Harris agrees to reasonably make himself available through February 29, 2008 to respond to inquiries from the Company regarding any outstanding transitional issues. Harris further agrees, upon Company’s request, to reasonably cooperate at any time in any Company investigations, inquiries, and/or litigation regarding events that occurred during Harris’ tenure with Employer. Employer will compensate Harris for reasonable expenses that Harris incurs in extending such cooperation to Company, so long as Harris provides advance written notice of Harris’ request for compensation.

8. Non-Disparagement; Confidentiality. Harris agrees not to make any defamatory or derogatory statements concerning Company or its products. Employer agrees to instruct its current officers and directors not to make any defamatory or derogatory statements concerning Harris. Harris confirms and agrees that Harris shall not, directly or indirectly, disclose to any person or entity or use for Harris’ own benefit, any confidential information concerning the business, finances or operations of Company or its clients or customers, provided, however, that Harris’ obligations under this Section 8 shall not apply to information generally known in Company’s industry through no fault of Harris or the disclosure of which is required by law. Confidential information shall include trade secrets, customer lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, product development, and any other non-public or confidential information of, or relating to, Company. Harris also agrees that the amounts paid to Harris and all of the other terms of this Agreement shall be kept confidential. If Harris breaches any term or condition of this Agreement, it shall constitute a material breach of this Agreement and Company reserves all rights to it available at law or in equity.

9. Surrender of Company Property. Harris agrees that he will surrender to Employer, no later than the Separation Date, all property belonging to, or purchased with the funds of, Company, and any equipment (including computers and cell phones), employee or security identification or access codes, pass codes, keys, credit cards, swipe cards, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Harris by reason of his employment with Employer and in Harris’ possession or under his custody or control relating to the operations, business or affairs of Company. Harris agrees that Harris will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company documents.

10. Who is Bound. Employer and Harris are bound by this Agreement. Anyone who succeeds to Harris’ rights and responsibilities, such as the executors and heirs of Harris’ estate, is bound and anyone who succeeds to Employer’ rights and responsibilities, such as their respective successors and assigns, is also bound.

11. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this hereof or thereof, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New York, without reference to choice of law rules. HARRIS AND EMPLOYER EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY MATTERS RELATED TO THIS AGREEMENT, HARRIS’ EMPLOYMENT WITH EMPLOYER GENERALLY, OR ANY OTHER DISPUTE THAT MAY ARISE BETWEEN THEM.

12. Entire Agreement; Survival. Harris and Employer acknowledge and agree that with the exception of sections 5, 6(b)-(g), 7, 10(a), and 10(c)-(l) of the Employment Agreement (which are attached hereto as Schedule B, and which continue to remain in full force and effect and survive Harris’ separation of employment with Employer even after the Separation Date), the Employment Agreement shall be null and void. Except as otherwise provided in sections 5, 6(b)-(g), 7, 10(a), and 10(c)-(l) of the Employment Agreement, this Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters related to Harris’ employment with Employer.

13. Opportunity For Review.

(A) Harris acknowledges that Harris has read and fully understands this Agreement and represents that prior to signing this Agreement Harris has been advised to, and has had an opportunity to, consult Harris’ counsel with respect to this Agreement and Harris gives it freely and voluntarily. Harris understands that Harris has been given twenty-one (21) days to review this Agreement before signing it and that if Harris fails to execute this Agreement and return it to Employer within twenty-one days of the date provided to him, Employer shall have no obligation to enter into this Agreement. The parties understand that they are each responsible for their own attorney’s fees.

(B) This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer by Harris. The parties understand and agree that Harris may revoke this Agreement after having executed and delivered it to Employer by so advising Employer in writing no later than 11:59 p.m. on the seventh (7th) day after Harris’ execution and delivery of this Agreement to Employer. If Harris revokes this Agreement, it shall not be effective or enforceable, and Harris shall not receive the payments or the other benefits of this Agreement.

Agreed to and accepted by, on this 21st day of December, 2007

HARRIS:

s/Alan Harris
Alan Harris

Agreed to and accepted by, on this 21st day of December, 2007

EMPLOYER:

MANHATTAN PHARMACEUTICALS, INC.

BY:	s/Michael McGuinness
Name: Michael McGuinness
Title: Chief Financial Officer

SCHEDULE A

As partial consideration for Harris’ execution, delivery, and non-revocation of the Agreement, and as set forth in Paragraph 5(b) of the Agreement, Employer agrees to (i) accelerate the vesting on two issuances of stock options pursuant to Employer’s 2003 Stock Option Plan pursuant to the schedule below; and (ii) extend the exercise period on options that already have vested from ninety (90) days to two (2) years, with such exercise period to commence on December 31, 2007.

ISSUE DATE	SHARES	EXERCISE PRICE	VESTING DATE	COMMENT
2/01/06	100,000	$1.35	2/01/07	vested
2/01/06	100,000	$1.35	2/01/08	accelerated
2/01/06	100,000	$1.35	2/01/09	accelerated
4/25/07	100,000	$0.95	4/25/08	accelerated
4/25/07	100,000	$0.95	4/25/09	forfeited
4/25/07	100,000	$0.95	4/25/10	forfeited

SCHEDULE B

5. Confidential Information and Inventions.

(a) The Employee recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Employee agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Employee expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Employee agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Employee’s duties to the Company. The Employee agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Employee agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c) Notwithstanding the foregoing, Confidential and Proprietary Information shall not include any information or material which the Employee can establish through competent proof: (i) is or becomes generally available to the public other than as a result of disclosure thereof by the Employee; (ii) is lawfully received by the Employee on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company with respect to such information; (iii) was in the Employee’s possession at the time of disclosure by the Company and was not acquired, directly or indirectly from the Company; or (iv) is required to be publicly disclosed by law or by regulation; provided, however, that in such event Employee shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other similar protection. If, in the absence of a protective or other similar order, the Employee is legally compelled to disclose Confidential and Proprietary Information, such Confidential and Proprietary Information (and only such Confidential and Proprietary Information) may be disclosed in such proceeding without liability hereunder; provided, however, that the Employee shall give the Company written notice of the Confidential and Proprietary Information to be disclosed as far in advance of its disclosure as is practical and, upon the Company’s request and expense, the Employee shall use all reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential and Proprietary Information in such proceeding.

(d) The Employee agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Employee hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Company acknowledges that as of the Effective Date, the Employee has undertaken certain activities prior to the Effective Date and that pursuant thereto has developed the Inventions and/or engaged in such specific activities set forth on Annex A hereto, and that pursuant to the foregoing sentence, the Board has waived the Company’s rights with respect to such Inventions and/or activities as they are in existence on the Effective Date. Notwithstanding the foregoing, nothing in this Section 5(d) shall be construed to limit, restrict or modify in any way Executive’s obligations under this Agreement, including without limitation Section 3(a) and Section 6 hereof. The Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Employee will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) The Employee acknowledges that while performing the Services under this Agreement the Employee may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Employee understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Employee), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Employee shall have no rights whatsoever to such Third-Party Inventions and will. not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company; provided, however, that the Company acknowledges and agrees that Employee may, with the Company’s prior written consent, discuss the development of any Third Party Inventions that the Employee has located, identified and/or evaluated, and which the Company has decided not to pursue, solely with Paramount Biosciences, LLC (“Paramount”). Notwithstanding the foregoing, the Company acknowledges and agrees that Employee shall be permitted to discuss the development of any Third Party Inventions that the Employee has located, identified and/or evaluated, and which each of the Company and Paramount has decided not to pursue in accordance with the foregoing, provided that such discussions are consented to in advance by each of the Company and Paramount and that such discussions do not conflict with or interfere in any way with Executive’s obligations under this Agreement, including without limitation Section 3(a) and Section 6 hereof.

(f) Employee agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements and Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(g) The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) [THE COVENANT AGAINST COMPETITION PREVIOUSLY CONTAINED IN THIS PARAGRAPH 6(a) IS STRICKEN AS PER SECTION 5(C) OF THE PARTIES’ SEPARATION AND GENERAL RELEASE AGREEMENT DATED December 21, 2007.]

(b) During the Term and for a period of 18 months thereafter, the Employee shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate [Remainder of sentence deleted.]; or

(ii) solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c) The Company and the Employee each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d) In the event that the Employee breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Employee as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Employee hereby agrees to account for and pay over such Benefits to the Company. The Employee agrees that in an action pursuant to clause 6(d)(i), that if the Company makes a prima facie showing that the Employee has violated or apparently intends to violate any of the provisions of this Section 6, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief.

(e) Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Employee shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Employee agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

(g) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties by the Employee.

The Employee hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

(ii) The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

10. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b) [THE ARBITRATION PROVISION PREVIOUSLY CONTAINED IN THIS PARAGRAPH 10(B) IS STRICKEN HEREIN.]

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Company, including any successors or permitted assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 10(g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.